As filed with the Securities and Exchange Commission on March 1, 2011	Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESCO International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	25-1723345 (I.R.S. Employer Identification No.)
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
(Address of principal executive offices)
Wesco International, Inc. 1999 Long-Term Incentive Plan
(Full title of the plan)
Richard P. Heyse
Vice President and Chief Financial Officer
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
(Name and address of agent for service)
(412) 454-2200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
	Amount to be	offering price	aggregate	registration
Title of securities to be registered	registered (1)	per share	offering price	fee
Common Stock, par value $0.01 per share	2,920,890	$55.49(2)	$162,080,186	$18,818

(1)	This Registration Statement also registers additional securities to be offered or issued upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The fee is calculated on the basis of the average of the high and low trading prices for the Registrant’s common stock on February 24, 2011, as reported on the New York Stock Exchange Composite Tape.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:
     The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed on February 25, 2011.
     The Registrant’s Current Report on Form 8-K filed on January 27, 2011.
     All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010.
     The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A12B, including all amendments and reports updating such description.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the 1999 Long-Term Incentive Plan meeting the requirements of Section 10(a) of the Securities Act.
Item 4. Description of Securities.
     The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for the unlawful payment of a dividend or an unlawful stock purchase or redemption under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article X of the Registrant’s Restated Certificate of Incorporation contains provisions intended to limit a director’s personal liability to the fullest extent permitted under the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain circumstances, subject to certain limitations, against specified costs and expenses actually and reasonably incurred in connection with an action, suit or proceeding, whether civil, criminal, administrative or investigative. Article VI of the Registrant’s By-Laws provides that the Registrant will indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or an individual for whom such person is the legal representative, is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, against all liability and loss suffered and expenses reasonably incurred by such person. Article VI of the Registrant’s By-Laws further permits the Registrant to maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Registrant’s By-Laws.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 (No. 333-70404)).

3.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated September 28, 2009)).

4.1	Wesco International, Inc 1999, Long-Term Incentive Plan, as amended effective May 21, 2008 (filed herewith).

5.1	Opinion of K & L Gates LLP (“K&L Gates”) regarding the legality of the shares being registered hereunder (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of K&L Gates (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (filed herewith).

Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
* * *
          (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 28th day of February, 2011.
WESCO INTERNATIONAL, INC.

By:	*
Roy W. Haley
Chairman

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

*	Executive Chairman
Roy W. Haley		February 28, 2011

*	Director and President and Chief Executive Officer
John J. Engel	(Principal Executive Officer)	February 28, 2011

*	Vice President and Chief Financial Officer
Richard P. Heyse	(Principal Financial Officer and Principal Accounting Officer)	February 28, 2011

*	Director
Sandra Beach Lin		February 28, 2011

*	Director
George L. Miles, Jr.		February 28, 2011

*	Director
John K. Morgan		February 28, 2011

*	Director
Steven A. Raymund		February 28, 2011

*	Director
James L. Singleton		February 28, 2011

*	Director
Robert J. Tarr, Jr.		February 28, 2011

*	Director
Lynn M. Utter		February 28, 2011

*	Director and Senior Vice President and
Stephen A. Van Oss	Chief Operating Officer	February 28, 2011

*	Director
William J. Vareschi		February 28, 2011

*By:	/s/ Richard P. Heyse
Attorney-in-Fact

II - 1

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 (No. 333-70404)).

3.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated September 28, 2009).

4.1	Wesco International, Inc 1999, Long-Term Incentive Plan, as amended effective May 21, 2008 (filed herewith).

5.1	Opinion of K & L Gates LLP (“K&L Gates”) regarding the legality of the shares being registered hereunder (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of K&L Gates (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (filed herewith).